EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

ACCO BRANDS SHAREHOLDERS APPROVE MERGER WITH
MEADWESTVACO’S CONSUMER & OFFICE PRODUCTS BUSINESS

LINCOLNSHIRE, ILLINOIS, April 23, 2012 – ACCO Brands Corporation (NYSE:ABD), a world leader in branded office products, announced today that at a special meeting of shareholders, ACCO Brands shareholders overwhelmingly approved a proposal to issue the ACCO Brands common stock necessary to complete the merger of MeadWestvaco Corporation’s (NYSE:MWV) Consumer & Office Products business with a wholly owned subsidiary of ACCO Brands.

ACCO Brands Chairman and Chief Executive Officer Robert J. Keller said, “We are very pleased with today’s vote approving our pending merger and the continued confidence and support we’ve received from our shareholders. We are looking forward to completing this transaction and improving the competitive positioning of our business.”

The new shares to be issued will begin trading on a when-issued basis tomorrow, April 24, 2012, under the NYSE ticker symbol “ACCO wi.”  The completion of the merger remains subject to the satisfaction or waiver of several conditions but it is expected that the merger will be completed before the opening of NYSE trading on May 1, 2012.  Effective with the opening of trading on May 1, 2012, and assuming completion of the merger prior to that time, all outstanding ACCO Brands common stock will trade under the new ticker symbol “ACCO.”

About the Transaction

As previously announced, on November 17, 2011, ACCO Brands and MeadWestvaco signed a definitive agreement to merge MeadWestvaco's Consumer & Office Products business into ACCO Brands in a transaction which was valued at approximately $860 million at the time of the announcement. Upon completion of the transaction, MeadWestvaco shareholders will own 50.5 percent of the combined company.

About ACCO Brands Corporation

ACCO Brands Corporation is a world leader in branded office products. Its industry-leading brands include Day-Timer®, Swingline®, Kensington®, Quartet®, GBC®, Rexel, NOBO, Derwent, Marbig and Wilson Jones®, among others. Under the GBC brand, the company is also a leader in the professional print finishing market.

Forward-Looking Statements

This press release contains certain statements which may constitute "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to certain risks and uncertainties, are made as of the date hereof and the company assumes no obligation to update them.

Forward-looking statements relating to the proposed merger involving ACCO Brands and the Consumer & Office Products business of MeadWestvaco Corporation include, but are not limited to: statements about the benefits of the proposed merger, including future financial and operating results; ACCO Brands’ plans, objectives, expectations and intentions; the expected timing of completion of the merger; and other statements relating to the merger that are not historical facts.  With respect to the proposed merger, important factors could cause actual results to differ materially from those indicated by such forward-looking statements, including, but not limited to: the risk that a condition to closing of the merger may not be satisfied; the length of time necessary to consummate the merger; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected and the impact of additional indebtedness.  These risks, as well as other risks associated with the proposed merger, are more fully discussed in the proxy statement/prospectus included in the registration statement on Form S-4 that ACCO Brands filed with the United States Securities and Exchange Commission (“SEC”) on March 22, 2012 in connection with the proposed merger.

For further information:

Rich Nelson Media Relations (847) 484-3030	Jennifer Rice Investor Relations (847) 484-3020